Exhibit 99.1

JULY 26, 2018 / 1:00PM, FCN - Q2 2018 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay J. Sabherwal FTI Consulting, Inc. - CFO

Mollie Hawkes FTI Consulting, Inc. - MD of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Marc Frye Riddick Sidoti & Company, LLC - Research Analyst

Timothy John McHugh William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Tobey O’Brien Sommer SunTrust Robinson Humphrey, Inc., Research Division - MD

PRESENTATION

Operator

Good day, everyone, and welcome to the FTI Consulting Second Quarter of 2018 Earnings Conference Call. As a reminder, today’s call is being recorded.

And now for opening remarks and introductions, I’ll turn the call over to Mollie Hawkes, Managing Director of Investor Relations at FTI Consulting. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting, Inc. - MD of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s second quarter of 2018 earnings results as reported this morning.

Management will begin with formal remarks, after which we’ll take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions related to financial performance, acquisitions, share repurchases, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our Form 10-K for the year ended December 31, 2017, and in our other filings filed with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures, such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying tables that we issued this morning, which include these reconciliations.

JULY 26, 2018 / 1:00PM, FCN - Q2 2018 FTI Consulting Inc Earnings Call

Lastly, there are 2 items that have been posted to the Investor Relations section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our second quarter of 2018 results.

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to our Investor Relations website. To ensure our disclosures are consistent, these slides provide the same details as they have historically, and as I said, are available on our Investor Relations section of our website.

With these formalities out of the way, I am joined today by Steven Gunby, our President and Chief Executive officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Mollie, and thank you all for joining us this morning.

As I’m sure many of you saw in the press release this morning, this quarter once again, we had results that I have a hard time calling anything other than spectacular. We delivered record revenues. Revenues increased 15% year-over-year, with almost all of that growth being organic. That revenue growth translated, not surprisingly, into record earnings per share. GAAP and adjusted earnings per share each totaled $1.14 per share in the second quarter alone. This quarter, combined with the outstanding first quarter, delivered a record first half for the company. Revenues for the first half of 2018 increased 13% compared to the first half of 2017. Those revenues, in turn, resulted in adjusted EPS of $2.18 for the first half of 2018.

So the numbers are terrific, and Ajay is here leaning forward. I think he is very eager to take you through them in a lot of detail, and that’s what we’ll spend a fair amount of time here on this morning. But before we go through the numbers, Ajay and I both thought that I could take a couple of minutes to go a bit deeper on a couple of points that you’ve heard us talk about before, points that go beyond the numbers to discuss some topics that we believe are critically important.

And so let me take a couple of minutes there. And then Ajay, he’ll take us through the numbers.

The first is the pride that not just the management has but this entire company has in the progress this company is making. This group of professionals is delivering on the underlying potential as a firm for our clients, for our professionals and for you, the shareholder.

I am proud of that progress. I’d like to underscore it in these remarks but also make it come to life a bit more. The second point I’d like to emphasize is to suggest that we not get seduced by quarters, even great quarters. Quarterly financial results, history has shown, are simply not very good yardsticks at which to measure progress, so I’d like to suggest some other yardsticks, which I think are more indicators of this [themeable], long-term progress that we are making.

So let me start with the second point, and then I’ll come back to the first point. As we’ve discussed, in any given quarter in this business, results can deviate substantially from the underlying realities of the business, from the driving underlying forces. These deviations come from essentially 2 factors: one, over any short period of time, we have a very fixed cost structure; and two, we combine that fixed cost structure with the potential for substantial, short-term revenue volatility. The reason we have so much relative revenue volatility is there are a variety of sources for it, including things like the timing of success fees. In professional services, it can be because the time — sometimes, people get so busy, they can’t respond to leads, and there are a lot of other causes. But primarily it’s driven by the fact that we are a bigger assignment firm. We help clients with assignments where there are huge stakes, assignments that are often on the front page of the Wall Street Journal or the Financial Times. Because of those stakes, we can be asked to ramp up teams of 50 or 100 professionals and more rapidly. And when those assignments end, the opposite can occur. If you combine, at any business, a relatively fixed cost structure with that sort of potential relative revenue volatility, monthly earnings and quarterly earnings can be whipsawed. And importantly, they can whipsawed in ways that overshadow the underlying forces, the forces that are the critical driver of performance for any medium-term for our company. Thus last year, you remember we began quarterly due to some successes in success

JULY 26, 2018 / 1:00PM, FCN - Q2 2018 FTI Consulting Inc Earnings Call

— sorry, delays in success fees because we swung and missed at a couple of big jobs. We were conflicted out of few cases. At that point, we stressed that you can’t take the first quarter and multiply it by 4 or take the first half of 2017 and multiply it by 2. Those quarters, in our opinion, didn’t reflect the underlying realities that were driving our business, on increasing competitive position, the activities that professionals were doing to build our businesses. Similarly, this year, it sometimes feels like, “Oh, winning every big job.” It seems like every prior investment is paying off, and we have some parts of our business that are running at unsustainably high utilization. I think in a good — great quarter like this, you also have the stress that you can’t take this quarter and multiply it by 4, or you can’t combine this quarter and last quarter and multiply them by 2. Quarters simply aren’t a terrific measure of the long-term performance of a company. We can’t understand or really measure this company by any single quarter’s financial results.

We spent some time talking about that in our company. We talked even more about the fact that we as a management team cannot manage a company based on quarterly results. So let me spend a minute on the management point. A firm like this exists. It’s built by attracting great people, supporting those people and driving their ambitions, promoting them, talented people, driven people, people who want to be the best at helping their clients, who are keen to build behind that client success, build their own personal prominence, build (inaudible) behind that success, build businesses behind that success. If that’s what you want, that has some requirements. It requires supporting people when they see the new opportunities, as they chase businesses in new adjacencies, regardless of whether it happens to be a great quarter. You have to attract the great talent when that talent is available. You have to promote your great talent when people are ready. And you have to do that when those opportunities present themselves regardless of the given quarter’s performance. That has been our commitment, and that is what we’ve been doing. Importantly, sometimes, that commitment will exacerbate a slow quarter because when you have the ability to attract the talent, it’s not necessarily talent that’s going to be immediately billable. But if the right team becomes available or the right business opportunity, we need to, we have been, and we will seize it, even if it cost us in a slow quarter. It’s because doing so is that one can actually create value that is not just quarterly, instead you can create value that is real and sustainable for your clients, for your leading professionals and for you, the shareholders, the value that comes from creating a more powerful firm. That has been our aspiration. Said a little more simply: Our business results will always have substantial zigs and zags. We are even willing to exacerbate the zags if it’s helpful in building the enterprise. Our goal is not to minimize the zags but to invest aggressively and wisely to have a core trend through the zigs and zags. A core trend that, over time, is powerfully up. And I think that is what we’ve been doing. And I think that is what most of us at FTI are most proud of. It is not the record quarter, it is a deeper sense of just how much on an underlying basis this firm is moving.

You get that not from looking at quarterly financials, but there are a lots of indicators. If you’ve got a chance to talk with some of our entrepreneurial leaders at Investor Day, you heard not only the success that people are having in moving into adjacencies or building on our current positions, but their enthusiasm and their perception of how much further we can go with the teams we have and the teams we are attracting. Or when you talk with some of the lateral hires we’ve made over the last several years and hear somebody talk about, “Wow, it’s kind of unnerving to come in at a slow start. I’ve started the team with this person,” and then you see those people flourish and build businesses and build opportunities for us that we didn’t have before. You can’t help but be excited. Or if you talk with a recent promote to SMD, and you see not only this person doing terrific work for our client, but you say, “Wow, that person is going to take this firm a new direction as well.” Some of those are harder for you to do. You don’t have access for all of our people. But one thing I, sometimes, am amazed by is that just simply walk through the number of headline-grabbing assignments. I get the ones that are private. Many of them are not public, but even the public ones, you walk through, you can’t help but get the sense of how much this company is moving.

These markers of success, they are more qualitative, but in my opinion, they are much truer and more lasting markers of the success we are having. In any given quarter, they can be overshadowed. They can be overshadowed by positive or negative short-term volatility. But these, not the short-term factors, are why we have been succeeding, not just in a quarter but on a sustained basis. Over several years, even in the face of no booming markets, they are, at a fundamental level, the most meaningful measures of progress, deeper indicators of long-term success. They also happen to be the most satisfying measures of progress. They are ones we are committed to deliver on, on an ongoing basis going forward.

Ajay, have some fun with the numbers.

JULY 26, 2018 / 1:00PM, FCN - Q2 2018 FTI Consulting Inc Earnings Call

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Thank you, Steve. Good morning, everybody. I will start by summarizing our quarterly results. Then I will review quarter-over-quarter and certain sequential quarter results at the segment level and key cash flow and balance sheet items. After that, I will discuss guidance for the year.

In summary, as Steve said, the second quarter was another record quarter. Revenues grew in each of our segments, led by solid growth in our Corporate Finance & Restructuring, Forensic and Litigation Consulting, or FLC, Strategic Communications and Economic Consulting segments. Our revenue growth and higher utilization, particularly in our Corporate Finance and FLC segments, resulted in improved margins. And consequently, our adjusted EBITDA surged, increasing 77.4% year-over-year. We are delighted with these results.

Moving on to the details for the quarter. Second quarter 2018 revenues of $512.1 million were up $67.4 million or 15.2% compared to revenues of $444.7 million in the prior year quarter. Fully diluted earnings per share, or EPS, were $1.14 in 2Q ’18 compared to fully diluted loss per share of $0.13 in 2Q of ’17. As a reminder, EPS in the second quarter of last year was impacted by headcount and real estate actions we took during that quarter, which resulted in a special charge that reduced EPS by $0.52. Adjusted EPS in 2Q ’18 were also a $1.14, which compared to $0.40 in the prior year quarter. Adjusted EPS, as a reminder, excludes special charges, which we did not have during this quarter.

Second quarter 2018 net income of $43.6 million compared to a net loss of $5.2 million in the prior year quarter, which included the 2Q ’17 pretax special charge I just mentioned of $30.1 million. The increase in net income was largely due to higher operating profits, particularly compared to the prior year quarter, which included the special charge, and a lower effective income tax rate compared to the prior year quarter. Second quarter 2018 adjusted EBITDA of $72.4 million or 14.1% of revenues compared to $40.8 million or 9.2% of revenues in the prior year quarter.

SG&A for 2Q of ’18 of $117.9 million was 23% of revenues. This compares to SG&A of $108.1 million or 24.3% of revenues in the second quarter of 2017. The increase was primarily due to higher incentive compensation and higher recruiting cost.

Our effective tax rate for the second quarter of 2018 of 24.4% compared to 37.8% in the second quarter of 2017, which excluded the impact of the special charges in the prior year quarter. Our effective tax rate during the second quarter was lower than the prior year due to the favorable impact of the U.S. tax reform and the benefit of certain discrete tax items recorded in Q2 related to changes in certain state tax laws.

For the balance of 2018, we expect our effective tax rate to be between 27% and 29%. Total headcount at the end of the quarter was down by 21 from the prior year quarter. Of this, we had 11 fewer billable professionals and 10 fewer non-billable professionals. Sequentially, total headcount was also down by 21. We expect headcount to increase during the balance of the year as we onboard both senior hires and our usual campus hires.

Now I will share some insights at the segment level. In Corporate Finance & Restructuring, revenues increased $23.9 million or 20.3% to $141.4 million in the quarter compared to $117.5 million in the prior year quarter. The increase in revenues was due to higher demand for restructuring services, coupled with higher realization for restructuring and business transformation services in North America and EMEA.

During the quarter, we worked on some of the largest restructuring assignments, including major retail and financial services engagements, on both the company and the creditor sides. Our business transformation practice also delivered continued strength, led by office of the CFO, performance improvement, carve-out and merger integration work. Adjusted segment EBITDA was $35.8 million or 25.3% of segment revenues compared to $20 million or 17.1% of segment revenues in the prior year quarter. The year-over-year increase in adjusted segment EBITDA was primarily due to higher revenues and a 7 percentage point improvement in utilization.

Turning to FLC. We reported record quarterly revenues and adjusted segment EBITDA. Revenues increased $22.1 million or 19.9% to $133.5 million in the quarter compared to $111.4 million in the prior year quarter. The increase in revenues was primarily driven by strong demand and improved realization for our investigation services as well as continued strength in our construction solutions practice. Adjusted segment EBITDA was $27.6 million or 20.7% of segment revenues compared to $13 million or 11.7% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues and a 7 percentage point improvement in utilization.

On a sequential basis, FLC revenues increased $5.5 million or 4.3%, and adjusted segment EBITDA improved $1.9 million or 7.2%, reflecting significant top and bottom line contributions from our investigations business, again with particular strength from large, global investigated mandates.

JULY 26, 2018 / 1:00PM, FCN - Q2 2018 FTI Consulting Inc Earnings Call

Our Economic Consulting segment reported revenues of $133.3 million in the quarter, up $9.3 million or 7.5% compared to $124 million in the prior year quarter. The increase in revenues was primarily due to higher demand for our financial economics and international arbitration services, which was partially offset by lower realization in our antitrust services. Adjusted segment EBITDA was $15.5 million or 11.6% of segment revenues compared to $15.5 million or 12.5% of segment revenues in the prior year quarter. Adjusted segment EBITDA was consistent with the prior year quarter as the increase in revenues was offset by higher variable compensation costs and an increase in billable headcount.

In Technology, revenues increased $0.9 million or 1.9% to $46.4 million in the quarter compared to $45.6 million in the prior year quarter. The increase in revenues was primarily due to improved demand for consulting and hosting services. In particular, we benefited from increased demand for our digital forensics and information governance, privacy and security offerings. This increase was largely offset by lower demand for managed review services compared to the prior year quarter. Adjusted segment EBITDA was $7.5 million or 16.2% of segment revenues compared to $5.4 million or 11.9% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues and lower variable compensation costs from managed review services. Sequentially, revenues increased $5.5 million or 13.5%. The sequential increase in revenues was primarily a result of higher demand for managed review services related to an increase in M&A-related second request activity and increased demand for our consulting services.

Strategic Communications also reported impressive quarterly revenues. Revenues increased $11.2 million or 24.3% to $57.5 million in the quarter compared to $46.2 million in the prior year quarter. The increase in revenues was primarily due to an increase in both project and retainer-based revenues related to our financial communications and public affairs practices, where we continued to be engaged on global, high-profile mandates. The uptick in financial communications was driven by higher levels of activity around financial transactions and issues, and we continued to have strong demand for our public affairs services in the U.S., U.K. and Brussels. Adjusted segment EBITDA of $11 million or 19.1% of segment revenues more than doubled year-over-year compared to $4.9 million or 10.5% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by higher variable compensation costs.

Sequentially, segment revenues increased $4.7 million or 8.9%. The sequential increase in revenues was primarily a result of an increase in project-driven revenues in EMEA.

From a geographic perspective, similar to the first quarter of this year, each of our regions delivered double-digit revenue growth compared to the prior year quarter, with North American and EMEA both delivering record revenues and representing nearly equal share of the absolute dollar improvements on a revenue basis compared to the prior year quarter.

Let me now discuss key cash flow and balance sheet items. We generated net cash from operating activities of $34.6 million and free cash flow of $26.1 million in the quarter. Using our free cash flow and cash balances, we are paying down debt. During the quarter, we reduced our revolver balances by $70 million. Total debt net of cash was $258.4 million at June 30, 2018, compared to $293 million at March 31, 2018, and $346.5 million at June 30, 2017.

Turning to our guidance for the year. We now expect 2018 revenues will range between $1.91 billion and $1.96 billion, reflecting an $85 million increase from our original guidance range of between $1.825 billion and $1.875 billion. And 2018 EPS and adjusted EPS are now expected to range between $2.90 and $3.30, up from our prior guidance range of between $2.35 and $2.65. Our updated guidance for the full year reflects our current best judgment of revenues and profitability in the second half of 2018. As Steve said, and as I reiterate each quarter on these calls, our fixed cost structure means that small shifts in revenues have a much larger impact, both positive and negative, to the bottom line. Our revised guidance assumes moderation in our business performance, based primarily on historical precedents. It also considers several specific factors, including a slower pace of work in the summer and in the fourth quarter as our colleagues may take time-off for summer vacations and the year-end holidays, particularly after such a busy first half; increased headcount as we onboard both fall hires from campuses and a number of senior hires that we are expecting to join us in the second half of 2018; an expectation that our intake of and success rate in winning businesses may moderate; and finally, as Steve said, we are a big job firm, given our fixed cost structure and the event-driven nature of our business, the ebbs and flows of business from the end of current, large engagements and the start of new, large engagements may result in large engagements not being immediately replaced.

Before we open the call for your questions, I’d like to end my prepared remarks by highlighting some key themes.

JULY 26, 2018 / 1:00PM, FCN - Q2 2018 FTI Consulting Inc Earnings Call

First and foremost, our people and their relationships are our core strength. And this has only been further enhanced by the quality of the people we have promoted and attracted, including through acquisitions like the CDG Group.

Second, our bedrock, core competencies in areas like disputes and investigations and business improvement are finding even more relevance as we build adjacent practices in business transformation, cybersecurity, information governance, construction solutions and public affairs, globally.

Third, our fixed cost nature means that we will have peaks and valleys in quarterly earnings, but scale economies have resulted in peaks and valleys around a rising mean over time.

Fourth, we have a leadership team that is committed to growth with strong staff utilization, while hiring in key places where we believe we have a right to win.

Fifth, our balance sheet strength gives us the flexibility to capitalize on multiple capital allocation strategies to enhance shareholder value, including organic investments, acquisitions, share repurchases and debt reduction.

With that, let’s open the call up for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question will come from Marc Riddick, Sidoti.

Marc Frye Riddick - Sidoti & Company, LLC - Research Analyst

I wanted to just go over just a couple of quick things. You did mention sort of the traditional summer hires that you are looking to do and some other senior headcount. I was wondering if you could sort of — is there a general magnitude that you’re thinking about for headcount [adjustments] for the remainder of the year.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Marc, Let me let Ajay answer whether we release that. Obviously, we think a lot about that, Marc. It’s one of the most important things we do is — I mean, our assets are people. I will say this that between the leaders we have in place and the success we’re having in the marketplace, I don’t — certainly, in my time, the phone has never been ringing off the hook as much as it is now with people wanting to join us. And we have very tight screens, but we are excited when people have the ability to join us. And that is going on in a very rich way. It’s actually been going on for a while although some other moves we made last year obscured it because you grow a lot in one place and you exit a market, and that’s out. But there are a lot of people looking to join us, and we are going to — we are taking advantage of that. And in the junior staff, we always have growth in hiring. In fact, we’ve grown so many senior hires, and we’ve been so busy, I’d say we’re behind on our recruiting of junior hires with a fair amount of catch-up agenda. So I can give with that qualitative answer. I think Ajay is kicking me under the table saying, “We don’t do more than that?” Is that right, Ajay?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

I think, sir, you’ve answered the question adequately. Thank you.

JULY 26, 2018 / 1:00PM, FCN - Q2 2018 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Marc? Is that right, Marc?

Marc Frye Riddick - Sidoti & Company, LLC - Research Analyst

Very well, very well. Also I wanted to touch a bit on the — if you wanted to maybe give some thoughts on the opportunities set in front of you, particularly being a big assignment firm, I wanted to get a sense of some of the driving forces of the assignments that you’re competing for. And maybe how that is different maybe now than it was at the beginning of the year?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

So I’m not sure that is different than it was at the beginning of the year. I mean, I think there are 2 phenomena that go on. Well, there are 3 phenomena that go on. One is the ebbs and flows of big jobs, which happen in every sub-part of a business, and M&A, it’s most obvious, right, the big M&A deals come, or sometimes, they are not there. But it’s true in other things, big fraud is against a recurring phenomenon of human nature since biblical times. But the amount of big fraud that happens this quarter versus last quarter or the status of cases can be pretty variable. We can’t control that, and we don’t try to. I mean, the truth is the underlying — there’s demand out there, but it can ebb and flow a bit. The thing that we focus most on is our competitive position. What can we do to strengthen our competitive position? And importantly, we have great professionals. We’re not necessarily great chest thumpers. So some of what we’re trying to do is also make sure that where we have great professionals, people don’t just execute the work but occasionally will talk about it. And sometimes, that’s hard because some of our clients are confidential, and you can’t. But sometimes, boards of directors will issue major reports profiling our work. And it’s okay if that’s the case for us to mention not to other people. So what we’ve been doing is mostly working on reinforcing the strength and capabilities of our business, looking aggressively at adjacencies that our clients want us to move into because investigations today encompass cyber investigations, which they didn’t 15 years ago. The skill set of our corporate finance guys allows us to do performance improvement. We need to recognize the adjacencies, invest behind it, and occasionally — for professionals, we are more focused on delivering for clients than we are on chest-thumping, occasionally let people know a little bit more about the stuff we are winning. And that allows us, through the noise of the ups and downs of the markets and whether you’ve won a particular job or not, to grow. That’s what we’re focused on. That’s why we always discourage quarterly looks but do hold ourselves accountable for the long-term trends. Marc, does that help a little bit?

Marc Frye Riddick - Sidoti & Company, LLC - Research Analyst

Well, certainly. Absolutely. And then just one last one from me would be debt reduction during the quarter. I was wondering if you could just sort of give an update as to where you are comfort level-wise on debt. And certainly — you’ve been buying back shares as well, but I wanted to just sort of get a quick update on that given the debt paydown during the quarter.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Marc, obviously, we are very comfortable where we stand. But to be frank with you, we were comfortable where we were even before. That is wasn’t as if the debt load is high in this company. I’d like to see on a gross basis no more than 2.5. On a net basis no more than 1.5. That sort of debt levels. But clearly, the company can accommodate even higher leverage. But those are the comfort zone parameters. Where we are heading with this sort of debt reduction and the free cash flow is in even lower place.

Operator

Our next question will come from Tobey Sommer, SunTrust.

JULY 26, 2018 / 1:00PM, FCN - Q2 2018 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Wanted to ask another question about headcount additions and see if we can — maybe not target numerical targets for this year but longer term because without an understanding of how you plan to grow headcount over time, it’s difficult to get an understanding for what the growth profile looks like over time because we do have the larger projects, the events that you described kind of really coming to fruition in the first half. So could you speak to that, please?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

I’ll speak to it as much as my friend here, Ajay, allows me to and then — look, Tobey, of course, we need to add heads to meet our growth aspirations. I think what’s not so clear is we have been. I mean, the last few years, we’ve been doing a fundamental relook across every business and every geography, both to find places to bet on growth and also, to figure out places where we didn’t have a right to win, where we had to exit. And I think I told you at one point, we exited 100 people over a business we didn’t believe in, in Brazil. And we’ve told you about different offices we’ve closed and so forth. That sort of stuff obscures the steady-state commitment to growing businesses we’ve had. And as we finish — I mean, you always have stuff to fix in, in professional services. But as we finish that first fundamental look across our businesses, the fact that we are continuing to look to add headcount every place where we have the right to win is going to be much more apparent in the external and visible numbers. I think you can look at that may be — you probably can go look at a couple of segments that — where we didn’t do as much restructuring, and you can see that force in over the last couple of years. I think Corp Fin is up probably 20% over the last 2 years in headcount, and that was even with some different restructurings of different parts around the world. We are committed to headcount growth because the market is out there. We’re attracting and developing the people to seize that market. There’s huge amounts of upside in market share. And there’s only so high you can go in utilization. So I think this is going to show up in a much more visible way as we now work through some of the actions we’ve taken in the past, Tobey, than it probably appears in the data.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

I completely echo what you’re saying, Steve. I mean, first you — the increased profitability comes from increase your utilization, but beyond a certain point, you have to increase your capacity. So that’s just the math. Beyond that math, it’s not one size fits all for every sub-practice and every area and every geography. We have been growing headcount handsomely in cybersecurity, in public affairs, in information governance. In many areas we have been. It’s obscured, as Steve said, by the cuts we did in various areas. And Q2, in particular, is the seasonal high in attrition as well because it’s just how it is every year. So there’s no question we’re committed to growth, increased — but also increased utilization. These are not mutually exclusive.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

That helps a little bit, Tobey?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Yes, that — we [threw] some extra mud in the water there, but — let me ask you about the sustainability of utilization, which is higher, and like you said, underneath the covers of the kind of gross numbers, you do have pockets for you growing headcount significantly and then, over the last several years, had some restructuring, which kind of matched that. But Ajay, in your prepared remarks, you also talked about some parts as being unsustainable. Could you delineate those for me, so we kind of get a handle for where utilization and EBITDA margins should be able to sustain themselves?

JULY 26, 2018 / 1:00PM, FCN - Q2 2018 FTI Consulting Inc Earnings Call

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Yes. So that’s again great question, Tobey. Again the math. So in our denominator of utilization, we don’t subtract vacations, for example, other people do. So that, by itself, means if some people do have to take vacations every once in a while, so you can’t get to 100%.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

But you’re not planning to take a vacation?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So that’s number one. Number two, above 80% consistently, you’re going burn people out. And we have sub-practices that are now in those areas. Now that doesn’t mean every practice is there because we have given you our total utilization, which is approaching 70% in some of the segments, Corporate Finance and FLC, et cetera. So in some areas when — at those subset levels and also opportunistically, you will grow headcount. We are focused on growth and increased utilization. That’s it.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

And the other thing on that is, the problem is when you are in a big job business, not everybody is fungible. I mean, our best testifiers for disputes are not the same people who are going to do — devise a communications strategy. Or even within a segment, not everybody is fungible. So if you’re committed to growth, and you believe you have a right to win, you support a particular group. They grow, they lose a big job, they’re going to have 40% utilization for a while until the next job comes in. And so the average of 70% hides the fact that, that group was running at 85% until now and is now running at 40% for 3 months while they’re waiting for the new job. Whereas, some other group that was running at 40% is now running at 85%. We’re in a lot of sub-businesses. And if you’re in a lot of sub-businesses with a lot of big jobs, there is a limit, and you have those sort of lumpy revenues, so there’s a limit to where that can go. We’ve made — there was — clearly, we were not at the level we should have been at a year ago. That’s a different issue. And there’s still some sub-businesses where we’re not quite at the level. But we, clearly, have a lot businesses right where we’re burning our staff in ways that we have to change now. It’s not good — right for our clients, and it’s not right for our staff. That helpful?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Yes, it is. Just 2 questions from me, and I’ll just get back in the queue. Could you tell us what the underlying realized bill rate increases are like for the company as a whole? Because I’d imagine that the bill rate increases are, in part, in the reported quarter due to mix with more senior staff kind of at a higher rate, and they carry an intrinsically bill rate. But I kind of want to get the underlying rate of year-over-year bill rate changes. And then could you comment on your appetite in — for acquisitions? And what the pipeline looks like?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So the last question is easy. I’m not — we don’t comment on M&A. So I’m not going to comment on pipeline of acquisitions. But in terms of the other one, what you see — we do provide bill rate. And what you see is, unless I’m misunderstanding your question, what you see is the underlying rate. There is a correlation between higher utilization and bill rate. When our folks are busy, not only are we using senior folks, but when our folks are busy and much desired, they don’t particularly feel compelled to provide discounts. So — and that realization is higher. So these are consistent themes and our underlying themes.

JULY 26, 2018 / 1:00PM, FCN - Q2 2018 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

I want to add — just add on the acquisition that just reiterates something on that. I mean, we remain committed to exploring acquisitions. And probably, we are evaluating more acquisitions now than we ever had in the past. What we are not — what we are committed to as a company is to grow organically regardless of what acquisitions — because great acquisitions don’t just come along because you’re — you want them to. We — when your great acquisitions come along, you need to jump on them, even if, by the way, that industry is slow. And that’s what we did with CDG. We didn’t buy CDG last year because we thought there’s a boom in Corp Fin or Restructuring. We bought it because the great group of professionals we thought together with us will create even more value. And it’s something, I think, is happening, and that’s great. And we will do that. But we are committed to grow with 0 acquisitions. We are committed as a company — and I think this is a deviation from some of that original history of the company. Great professional services firms grow by developing their people, by promoting people, by people — great people being dislocated at other companies and saying, “Wow, FTI is going places. Let me call them up and join them.” That is the cornerstone of our growth. And then as great acquisitions come along, we will jump on them. But that’s not programmatic, that’s responsive to the opportunities that are out there. Does that help?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

It does.

Operator

Our last question will come from Tim McHugh, William Blair.

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

So just one — few questions, I guess. To start with, I guess, following up a little bit on bill rate topic. The utilization was good, but it actually wasn’t quite as strong as first quarter. Your headcount was lower even than first quarter and yet revenue went up. So. Success fees, can you talk about those? Were they a significant contributor? And if not, I guess, what’s the bridge? Because it seems like — I know you use the phrase realization, a fair amount that whether it’s pricing or, I guess, what the delta is there that helps explaining that?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So success fee is consistent, Tim. It’s actually slightly below average. So no, this is not a — I mean, I’m hoping for a lot more success fees, but hope is not a strategy. And the success fees were below average this — slightly below average this quarter. Yes, we are seeing strong, consistent utilization and strong — some improvements in our bill rate as well. So those are the drivers. I don’t know which particular data point you’re looking at that is prompting the question, but borrowing small changes in — from one quarter to the other, the first 2 quarters have been largely consistent.

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Okay. You made a comment about the second quarter being seasonally higher just level of turnover given the timing of bonuses themselves (inaudible). But, I guess, can you — given that comment, can you talk about kind of the overall turnover metrics and how they compare to last year or to your targets at this point?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Well, yes, the turnover — overall turnover is lower than last year because last year, if you remember, we took some action in some places where we didn’t think we had a right to win. Remember, we closed some offices and so forth. So I’m not sure that’s the relevant comparison. But in general, our turnover is in — very much in line with our historical norms and, as I’ve mentioned before, lower than ones that I’ve seen at other professional

JULY 26, 2018 / 1:00PM, FCN - Q2 2018 FTI Consulting Inc Earnings Call

services firms. I do worry a little bit that some places were burning our staff out. I mean, turnover is — look, this is a challenging job. You have a lot of work. It’s travel. It’s not the right job for everybody. You don’t want to lose great people. And sometimes if you burn people out, you lose them. It doesn’t shown up so much in the numbers, but anecdotally, you can tell when people are overworked, and we’re trying to solve that. But actually the turnover rate so far is in line. We’re more trying to address that proactively so that we don’t lose great people. Did that help, Tim?

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Yes, that did. And then the comment on the [whole new things] about the second half impact of big projects, I guess. I recognize this can change tomorrow, but — if you want to bunch of big projects tomorrow. But I guess, if we just think, the last 3, 4, 5 months, I guess, I reckon as the revenues could have been driven by projects you won last year even, right. But if we look at the egestion of new big projects, I guess, how is that compared to what you’re seeing second half versus 2017, to what you’ve seen kind of in the last 3 to 6 months?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So let me try and be helpful without being specific. We talked about this. We have a bedrock of investigation disputes and restructuring. But the adjacencies we have built in cybersecurity, information governance, public affairs, business transformation, the nature of what triggers the dispute or an investigation is changing, and we have really hit the cover off the ball in those adjacencies and, therefore, made our core competencies more applicable for our clients and leveraging those relationships we’ve built over the years. And that is what is enabling us to succeed so much. Now, 6 months from now or 6 years from now, those things could change again. But for now, we are doing really, really well. And the guidance for the second half of the year is not precipitated on anything I particularly know that will make a cliff occur or whatnot or a job and/or whatnot. It’s just simply based on historical precedents of some moderation. So there’s no specific thing that I’m pointing to, it’s more an observation of empirical evidence over time. So I hope that helps.

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Yes, okay. And then last question just —, obviously, the Navigant’s announcement (inaudible) better speed business. I guess you have a new competitor there or a bigger competitor kind of 2 of them coming together, I guess. How do you — does that — maybe just talk about opportunities for recruiting talent as well as, I guess, if it changes anything about your perception of competitive environment at all, or any other strategic thoughts on the marketplaces following from that.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

We wish them luck. We are strong competitors. We wish them luck. And competition brings out the best in all of us.

Operator

Speakers, at this time we have no further questions in the queue.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Well, thank everybody else for your time and attention. And we are pleased that — what a terrific quarter this is. But I will underscore one more time, we’re even more pleased by what we’re building at this firm. And it’s a great time in this company. So thank you very much for your support and your attention.

JULY 26, 2018 / 1:00PM, FCN - Q2 2018 FTI Consulting Inc Earnings Call

Operator

Thank you very much. Ladies and gentlemen, at this time, this conference has now concluded. You may disconnect your phone lines, and have a great rest of the week. Thank you.

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